Exhibit 5

[Letterhead of Leggett & Platt, Incorporated]

December 2, 2010

Board of Directors

Leggett & Platt, Incorporated

Ladies and Gentlemen:

I am the Vice President – Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 700,000 stock options (“Options”) to purchase the Company’s Common Stock, par value $0.01 per share; Stock Units; and Shares of the Company’s Common Stock into which the Stock Units are convertible: all to be granted or issued pursuant to the Company’s Flexible Stock Plan, as amended and restated effective as of May 13, 2010 (the “Plan”).

In connection with the preparation of the Registration Statement, I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary or appropriate for the purposes of the opinion expressed herein. I have assumed for the purposes of this opinion the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

On the basis of the foregoing and in reliance thereon and upon my review of applicable statutes and case law, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and when any applicable provisions of “Blue Sky” and other state securities laws shall have been complied with, and the Options and Stock Units shall have been granted and the Shares shall have been issued in accordance with the terms of the Plan, then (i) the Options and Stock Units will be legally valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting enforcement of creditors’ rights generally, or general principles of equity, including without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding at law or equity, and to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy, and (ii) the Shares will be legally issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Missouri and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Options, Stock Units and Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours truly,

/S/ JOHN G. MOORE
John G. Moore
Vice President – Chief Legal & HR Officer and Secretary